Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year		Year		Year		Year		Year
	Ended		Ended		Ended		Ended		Ended
	December 31, 2015		December 31, 2014		December 31, 2013		December 31, 2012		December 31, 2011

Income From Continuing Operations	$39,762,455		$18,775,689		$18,944,922		$14,239,560		$13,736,137
Add:
Interest on
indebtedness	11,616,075		7,636,104		5,739,303		4,552,930		3,678,884
Amortization of
financing costs	689,322		950,878		735,425		581,353		277,934

Earnings	$52,067,852		$27,362,671		$25,419,650		$19,373,843		$17,692,955

Fixed charges and
preferred stock
dividends:
Interest on
indebtedness
and capitalized interest	$11,655,399		$7,899,576		$6,306,096		$4,701,984		$3,678,884
Amortization of
financing costs	689,322		950,876		735,424		581,353		277,934

Fixed charges	12,344,722		8,850,452		7,041,520		5,283,337		3,956,818

Add:
Preferred stock
dividends	-		-		-		-		-

Combined fixed
charges and
preferred stock
dividends	$12,344,722		$8,850,452		$7,041,520		$5,283,337		$3,956,818

Ratio of earnings to
fixed charges	4.22	x	3.09	x	3.61	x	3.67	x	4.47	x